Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Sky Harbour Group Corporation on Form S-1 to be filed on or about May 16, 2022 of our reports dated March 28, 2022, on our audits of the consolidated financial statements of Sky Harbour LLC and Subsidiaries as of December 31, 2021 and 2020 and for each of the years then ended. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1.

/s/ EisnerAmper LLP

EISNERAMPER LLP

New York, New York

May 16, 2022